Exhibit 10.12

**Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of

Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted. **

MINING LEASE AGREEMENT

This Mining Lease Agreement (“Lease”) is made and entered into effective as of December 15, 2017 (the “Effective Date”) by and between the Sealy & Smith Foundation, a Texas corporation (hereinafter called “Lessor”), and Atlas Sand Company, LLC, a Delaware limited liability company (hereinafter called “Lessee”).

1.	Description of Leased Premises. “Leased Premises” means the lands in Winkler County and Ward County, Texas, described in Exhibit A, attached hereto.

2.

Scope of Operations. Subject to the terms of this Lease, Lessor does hereby lease the Leased Premises unto Lessee for the purpose of prospecting, exploring, developing, mining, excavating, operating, treating, stockpiling, transporting, hauling, drilling, and producing, by any lawful method or methods deemed desirable by Lessee (including strip mining, open pit mining, shaft mining or any other lawful mining or extraction method, but specifically excluding the use of explosives), the silica sand and other sand, and other substances mixed with such sand deemed by Lessee to be commercially usable or saleable (but no such other substances may be sold separately from sand) (the “Materials”) in, on or under the Leased Premises (the “Permitted Use”), together with the following rights:

(a)

the right to sell, move, store, transport, market, treat, process, ship and otherwise deal with the Materials on the Leased Premises (whether such Materials are derived from sources on or off the Leased Premises),

(b)	the right to use, consume, or deplete the surface and subsurface of the Leased Premises as may be necessary or convenient in conducting operations under this Lease,

(c)

the right to construct on the Leased Premises and to maintain, operate, and use (once constructed by Lessee) improvements, control and maintenance buildings, facilities, and structures (including, without limitation, erosion control facilities, buildings, machinery, pipelines, power and/or telecommunication and data lines, washing and/or screening facilities, ponds, ditches, roads, laydown areas, maintenance yards, signs, fences, other safety and protection facilities, gates and other ingress/egress access points, and other infrastructure, and improvements and equipment related to or associated with Lessee’s Materials business, but specifically excluding railroad tracks, loop tracks, spurs, or any similar components associated with rail activity and traffic), and all such facilities and structures constructed by Lessee will be owned by Lessee during the Term,

(d)	the right to drill water wells and to extract and use water from the Leased Premises as reasonably necessary in conducting operations under this Lease; however,

(i)

Lessee’s right to use such water shall be limited to Lessee’s operations actually conducted on the Leased Premises (i.e., such water may not be transported or removed from the Leased Premises, other than water contained in the Materials),

(ii)

if Lessee determines, in its reasonable business judgment and after drilling at least three (3) wells per sand processing facility into the Santa Rosa Aquifer (the “SRA”), that the flow rate and quality from the SRA is sufficient for Lessee’s commercial sand mining operations, then Lessee will extract and use water only from the SRA; and Lessee will give preference to non-potable water sources; but if at any time during the Term and after drilling the requisite number of wells into the SRA, Lessee determines that the flow rate or quality from the SRA is not sufficient or that non-potable water sources are not available in suitable locations and with sufficient flow rates or quality for Lessee’s commercial sand mining operations, Lessee may, to the extent Lessee deems it to be commercially reasonable, thereafter extract and use water from other sources on or under the Leased Premises (and shall notify Lessor if and when such extraction commences), including more shallow sources, but only for the purpose of supplementing the flow and quality from the SRA, and other non-potable water sources, which must be used first, and

(iii)

notwithstanding the provisions of Section 2(d)(ii) above, the restrictions contained therein with respect to water wells being limited to the SRA shall not apply to any additional mine developed by Lessee within a five (5) mile radius of the initial mine developed by Lessee on the Leased Premises and Lessee, to the extent Lessee deems it commercially reasonable, may extract water for its commercial mining operations from any available source.

(iv)

Lessee’s “reasonable business judgment” as to whether flow rate and/or quality of SRA water is sufficient under this Section 2(d) must be exercised in accordance with prevailing standards and practices in the sand mining industry. Specifically, if the flow rate and quality of any well in question would be acceptable to a reasonably prudent third-party sand mining operator using equipment substantially equivalent to Lessee’s, the flow and quality shall be deemed sufficient for purposes of this Section 2.

(e)

the right to locate all equipment and materials, on and/or in the Leased Premises as may be necessary or convenient in connection with operations under this Lease or in connection with the same or similar operations on adjoining lands or from other mines operated by Lessee whether or not located on the Leased Premises, and

(f)

a non-exclusive easement (which Lessor hereby grants to Lessee) for vehicular ingress and egress on land owned by Lessor between the Leased Premises and any public road for the Term (which easement will be expressly set forth in the Memorandum of Lease described in Section 21 below), and the nonexclusive right to use existing roadways located on the Leased Premises for purposes of ingress

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and egress to and from the Leased Premises and transportation of Materials from the Leased Premises; provided, however, that any roadway constructed by Lessee shall be for the exclusive use of Lessee, and to the extent rights do not already exist in favor of a third party, Lessor will not grant an easement to or for the benefit of any competitor of Lessee on any existing roadways located on unreleased portions of the Leased Premises.

3.	Initial Payment: Payment of Royalties.

(a)

Lessee agrees to pay to Lessor, during the Term (as defined in Section 5 below), the following (in addition to any other amounts payable by Lessee pursuant to the terms of this Lease): (x) a one-time Initial Payment, and (y) periodic Royalty Payments, as such terms are defined below.

(ii)	“Initial Payment” means [***], and Lessee will pay the Initial Payment to Lessor within thirty (30) days after the Effective Date.

(iii)

“Royalty Payment” means, for each month during the Term (defined in Section 5 below), an amount equal to [***] (“Gross Sales”) for Materials that are mined and removed from the Leased Premises (“Sold Materials”):

•	[***]

(b)

It is expressly agreed and acknowledged by Lessor that Lessee may from time to time pre-sell volumes of the Materials and receive payment for such pre-sales prior to the actual production and delivery of the Materials to the purchaser or purchasers. Notwithstanding anything in this Lease to the contrary, [***]. For purposes of calculating the royalty due to Lessor pursuant to Section 3(a) of this Lease on Materials subject to a pre-sale, [***].

(c)	For the avoidance of doubt, for each month during the Term, Lessee shall pay the Royalty Payment payable for such month before the last day of the immediately following month. For example, [***].

(d)

If the total Royalty Payment does not equal or exceed One Million Dollars ($1,000,000.00) (the “Minimum Annual Royalty Payment”) in any Lease Year following the Capital Event (defined below), then Lessee shall pay to Lessor the difference between the total Royalty Payments for such Lease Year and the Minimum Annual Royalty Payment within thirty (30) days after the end of the Lease Year. “Lease Year” means (i) the period beginning on the effective date of the Capital Event and ending twelve (12) months thereafter; and (ii) each consecutive 12-month period thereafter. “Capital Event” has the meaning given to it in the Second Amended and Restated Limited Liability Company Agreement of Atlas Sand Company, LLC. The amount of the Minimum Annual Royalty Payment shall automatically increase by [***], effective the first day of every tenth (10th) Lease Year during the Term.

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(e)

In the event of termination of the Lease by Lessee for convenience, monthly Royalty Payments will be prorated and the Minimum Annual Royalty Payment must be paid in full for the year during which termination occurs.

(f)

All Materials removed from the Leased Premises shall be weighed by Lessee on certified scales in the same manner as Lessee is weighing the Materials being sold by Lessee that are being calculated for purposes of charging purchasers. On a periodic basis Lessee, in accordance with industry standard, will have the accuracy of such scales verified by third parties and will submit the results of such verifications to Lessor. Lessor and its employees may be present at any time to observe the loading and weighing of Materials, but Lessor will not interfere with Lessee’s activities on the Leased Premises. In addition, Lessor may, at its sole cost and expense, install remote cameras or other monitoring technology on the Leased Premises as reasonably necessary to monitor vehicles transporting Materials from the Leased Premises, and Lessee will cooperate reasonably with Lessor in allowing for direct access by Lessor to Lessee’s systems that monitor and record the number and weights of vehicles transporting Materials from the Leased Premises (but Lessor will not have the right to access confidential or proprietary information). Lessor acknowledges that Lessee may import Materials and other substances to the Leased Premises for blending, processing, and other purposes. Lessee agrees to maintain accurate records of any Materials imported to the Leased Premises, provided, however, Lessee shall not be obligated to make any Royalty Payment to Lessor on substances or Materials not mined on the Leased Premises which are mixed with Materials mined on the Leased Premises as long as Lessee can demonstrate the proportion of substances and Materials which were not mined on the Leased Premises as a percentage of Materials mined, removed, sold, and shipped from the Leased Premises.

(g)

On or before the last day of each calendar month during the Term, Lessee shall deliver to Lessor a statement detailing the calculation of the Royalty Payment for the preceding month and setting forth the information reasonably required to verify the accuracy of such calculation. Such statement shall, at a minimum, reflect the amounts of (i) Materials mined, removed and sold (including sale price per ton for each transaction, tonnage for each transaction, and gross sales) from the Leased Premises, and, to the extent comingled with Materials mined, removed and sold from the Leased Premises, (ii) Materials and substances imported to the Leased Premises during the preceding calendar month, if any. Lessor shall have the right, during Lessee’s normal business hours and upon reasonable written notice of not less than thirty (30) days, at the expense of Lessor, to examine the accounting records of Lessee pertaining to Lessee’s operations at the Leased Premises, but only to the extent reasonably pertaining to the calculation of the Royalty Payments. Lessee agrees to keep and maintain all accounting records concerning this Lease and Lessee’s operations at the Leased Premises for a period of seven (7) years following the end of each accounting year during the Term, and for a period of at least four (4) years following termination of this Lease. Lessor will execute a commercially reasonable confidentiality agreement in connection with any review by Lessor of Lessee’s confidential accounting records or other confidential

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information. Lessor understands and agrees that it is not entitled to review any information about Lessee’s customers or other confidential or proprietary information, and Lessee may, at its sole option, redact all customer-related information from any documents or statements made available to Lessor. Lessor may cause statements delivered by Lessee in accordance with this section to be audited by a third-party auditor reasonably acceptable to Lessee; and such auditor will be entitled to review information regarding the identity of Lessee’s customers to the extent necessary to accurately complete any such audit, if such auditor executes a commercially reasonable confidentiality agreement in connection with such audit, and agrees not to disclose the identity of Lessee’s customer’s to Lessor. If Lessor’s review reveals an underpayment to Lessor of more than five (5%) during the period under review, Lessee shall reimburse to Lessor the reasonable out-of-pocket cost of the review paid to third parties, not to exceed $20,000.

(h)

Royalty Payments and other payments, if any, which may be required to be made to Lessor hereunder shall be made by Lessee’s check (or by wire transfer or such other method as the parties may hereafter agree) and shall be considered to have been paid, if paid by check, when actually received at Lessor’s address for notice under this Lease.

(i)

Unless either party hereto shall give written notice to the other of a question regarding a particular Royalty Payment within twenty four (24) months from the date the same is made to Lessor, such Royalty Payment shall be deemed to have been correctly computed and paid and shall not be subject to audit.

(j)

Lessee shall have the right to use any Materials and/or dirt, caliche, and gravel obtained from the Leased Premises to build roads or other sites on the Leased Premises to facilitate the removal of Materials therefrom [***].

(k)

In the event Lessee fails to pay to Lessor any Royalty Payment before such payment is delinquent hereunder, the amount of such unpaid Royalty Payment shall bear interest at the lesser of twelve percent (12%) per annum or the highest rate permitted by applicable law, commencing on the day such Royalty Payment became delinquent and continuing until such Royalty Payment is paid. If a Royalty Payment is delivered by mail, such payment will be considered timely if the mail is postmarked no later than three (3) days before the day that such Royalty Payment is due.

(l)

For the avoidance of doubt, Royalty Payments due under this Lease are for the physical Materials mined, sold, and removed from the Leased Premises and for which payment has been received by Lessee. Lessor shall not be entitled to Royalty Payments on any revenue generated by Lessee relating to any non-physical financial transaction engaged in by Lessee pertaining to or measured by the volumes of Materials mined from the Leased Premises that do not involve the removal of the Materials from the Leased Premises. This includes, without limitation, futures transactions, option transactions, or any price hedging or forward sales that are limited to notional quantiles of Materials but do not give the purchaser the right to take possession of or receive the physical quantities of Materials mined or capable of being mined from the Leased Premises.

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(m)

For purposes of calculating Gross Sales, if Lessee or an Affiliate of Lessee is providing transportation of Sold Materials, the transportation charges deducted from Gross Sales shall be limited to reasonable charges measured by prevailing third party transportation charges to the locations where the Sold Materials are being delivered.

4.	Insurance and Indemnity. Lessee shall provide and maintain during the Term insurance as described below with insurers rated A-, Class VII or better by A.M. Best Company.

(a)	The following insurance is required:

(i)	Texas Workers’ Compensation insurance with statutory limits to the extent required by law.

(ii)

Commercial General Liability insurance on an occurrence basis with a minimum of (i) $3,000,000 per occurrence limit for personal injury, (ii) $500,000.00 per occurrence limit for property damage, (iii) $3,000,000 per occurrence limit for personal and advertiser’s injury, (iv) $3,000,000 aggregate limit for products/completed operations and (v) $5,000,000 general aggregate limit. This Commercial General Liability insurance shall include Blanket Contractual Liability, Property Damage, Sudden and Accidental Pollution and Independent Contractors coverage. Excavation work shall not be excluded. The required limits can be achieved through a combination of primary and excess/umbrella liability coverage.

(iii)

Business Automobile Liability insurance for injury, including death and property damage with a minimum combined single limit of $2,000,000 per occurrence including coverage for owned, non-owned and hired vehicles. If hauling hazardous materials, both the MCS-90 endorsement and the endorsement CA 9948 or equivalent, providing transportation related pollution coverage must be included. The required limit can be achieved through a combination of primary and excess/umbrella liability coverage.

(b)	All policies shall be written on an occurrence basis and shall be endorsed to include the following:

(c)	All policies, except Workers Compensation, shall name Lessor as an Additional Insured.

(d)

All policies shall grant a waiver of subrogation in favor of Lessor and shall be primary and non-contributory to other insurance available to Lessor, to the extent of the liabilities assumed by Lessee under this Lease.

(e)	Prior to Lessee’s entry onto the Leased Premises, Lessee shall provide a certificate of insurance evidencing the above coverage. The certificate shall indicate that the

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said insurance shall not be canceled without at least thirty (30) days prior written notice to Lessor (ten (10) days for non-payment of premiums). If excess/umbrella coverage is used to satisfy the requested limits, the certificate shall indicate which lines of coverage apply to the excess/umbrella policy. At Lessor’s request, Lessee shall provide certified copies of each insurance policy and all endorsements.

(f)

By requiring insurance herein, Lessor does not represent that coverage and limits will necessarily be adequate to protect Lessee. The purchase of appropriate insurance coverage by Lessee or the furnishing of certificate of insurance shall not release Lessee from its respective obligations or liabilities under this Lease. Lessor reserves the right to require increases in the above limits of liability insurance not more often than every ten (10) years during the Term, in order to account for changes in the CPI-U from the Effective Date.

(g)

Lessee agrees to indemnify, defend (with counsel acceptable to Lessor) and hold Lessor, its directors, officers, employees, agents, affiliates, successors and assigns (the “Lessor Group”) harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses (“Claims”) arising out of or resulting from Lessee’s operations on the Leased Premises or the presence of Lessee, its agents, invitees, contractors, customers, employees and others associated with Lessee or its operations on the Leased Premises, and/or the sale of Materials therefrom. THE FOREGOING INDEMNITY, DEFENSE AND HOLD HARMLESS OBLIGATIONS SHALL APPLY AND BE ENFORCED REGARDLESS OF WHETHER SUCH CLAIMS ARE CAUSED IN WHOLE OR PART BY THE NEGLIGENCE (BUT NOT THE ACTIVE NEGLIGENCE, GROSS NEGLIGENCE, OR INTENTIONAL MISCONDUCT) OF LESSOR OR ANYONE IN THE LESSOR GROUP. “Active Negligence” with respect to any person or entity in the Lessor Group, means the negligent conduct on the Leased Premises (and not mere omissions) by such person or entity in a manner that proximately causes bodily injury or property damage. If Lessee provides legal defense to or indemnifies any person or entity in the Lessor Group for a claim as required by this subsection, and a court of law determines in a trial on the merits of such claim (after all appeals, if any, have been concluded) that the indemnified party was negligent, and sets forth the percentage of the indemnified party’s negligence in a judgment, order, or ruling (the “indemnitee’s percentage”), then (i) the indemnified party will be responsible for (and Lessee’s indemnity obligations will not apply to) the indemnitee’s percentage of the damages payable on account of such Claim, (ii) to the extent that Lessee has already paid all or any part of the indemnified party’s share of such damages, the indemnified party will promptly reimburse Lessee, and (iii) the indemnified party will promptly reimburse Lessee for the indemnitee’s percentage of the cost of the legal defense provided by Lessee in connection with such Claim.

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5.	Term of Lease and Termination.

(a)

The initial term of this Lease (the “Initial Term”) shall commence on the Effective Date and end at the end of the second (2) Lease Year, or such earlier date on which this Lease is terminated in accordance with its terms.

(b)

Following the expiration of the Initial Term, this Lease will continue for the Extension Term if during the Initial Term, Lessee shall have (i) commenced the construction of a commercial mining operation on the Leased Premises with an equipment Nameplate Capacity capable of handling at least Three Million (3,000,000) tons per year, and (ii) initiated the commercial mining operation not later than six (6) months following the expiration of the Initial Term. “Nameplate Capacity” means the maximum installed output of all the equipment as designed and engineered by the manufacture under the conditions specified by the manufacturer working together as a cohesive unit. “Extension Term” means the period beginning upon the expiration of the Initial Term and ending on first to occur of:

(i)	the expiration of ninety-nine (99) years from the Effective Date;

(ii)	the third (3rd) anniversary of the date on which all commercial mining operations from the Leased Premises will have ceased (and not been thereafter resumed);

(iii)	with respect to portions of the Leased Premises, such earlier dates set forth in Section 5(c); and

(iv)	such other earlier date on which this Lease otherwise terminates in accordance with its terms. The word “Term”, as used herein, refers to both the Initial Term and any Extension Term.

(c) (i)

If by the last day of the seventh (7th) Lease Year Lessee has not developed commercial mining operations with an equipment Nameplate Capacity capable of handling at least an additional Three Million (3,000,000) tons per year, within three (3) months following the expiration of such seventh (7th) Lease Year, Lessee shall prepare a written release (a “Release”) designating acreage equivalent to twenty-five (25) sections of land comprising the Leased Premises to be released by Lessee from this Lease and all other acreage comprising the Leased Premises shall be retained by Lessee under the Lease.

(ii)

If at the end of the fifteenth (15’11) Lease Year Lessee has not developed commercial mining operations with an equipment Nameplate Capacity capable of handling at least an additional Three Million (3,000,000) tons per year, within three (3) months following the expiration of such fifteenth (15th) Lease Year, Lessee shall prepare a Release designating acreage equivalent to ten (10) sections of land comprising the Leased Premises to be released by Lessee from this Lease and all other acreage comprising the Leased Premises shall be retained by Lessee under the Lease.

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(d)

Lessee may terminate this Lease for Lessee’s convenience at any time by providing at least sixty (60) days’ advance written notice to Lessor. In the event of such termination, Royalty Payments through the termination date must be paid in accordance with Section 3(e).

(e)

Lessor may terminate this Lease by written notice of termination to Lessee at any time that Lessee is in default of its obligations under this Lease beyond the written notice and cure periods set forth in Section 7 of this Lease.

6.	Maintenance, Security, and Restoration of the Leased Premises.

(a)

Lessee shall maintain the Leased Premises in a neat and orderly condition, free of loose trash and debris, and in keeping with industry standard practices in the sand mining industry. Lessee shall construct and maintain all roads constructed and/or used by Lessee in “all weather” condition such that they are capable of normal use by Lessee and others without significant damage during inclement weather.

(b)

To the extent deemed necessary by Lessor, Lessee shall construct and maintain a fence around the perimeter of Lessee’s facility (or portions thereof, as set forth in written notice to Lessee) in order to protect livestock belonging to Lessor’s grazing tenant(s). Such fences shall be constructed within ninety (90) days after written notice to Lessee. Lessee is solely responsible for the security of Lessee’s facility and improvements, but shall provide keys, lock combinations or access cards to Lessor as necessary for Lessor to access Lessee’s facility and all parts of the Leased Premises. Lessor may visit the Leased Premises at any time, but will provide at least forty-eight (48) hours’ verbal notice to Lessee’s on site manager before entering Lessee’s gated processing facility.

(c)

Lessee shall, within six (6) months after termination of this Lease for any reason, remove all equipment, structures, and other improvements placed by Lessee on the Leased Premises during the Term (including, without limitation, any pipelines), other than any supports placed in openings, any timbers, framework, or fences necessary to the use and maintenance of openings, approaches to operating pit, or dikes, water level control structures, and roads. Lessee further agrees with respect to any Materials stored or stockpiled on unmined portions of the Leased Premises to level such Materials. Notwithstanding the foregoing, after any termination of this Lease, Lessee may, for a period not to exceed six (6) months, and for no additional consideration, store on any unmined portions of the Leased Premises, any equipment and other Materials. Notwithstanding the foregoing, Lessee shall have the right at any time during the Term, or within six (6) months after the expiration of this Lease, to remove any improvements, structures, fixtures, machinery, equipment, supplies and other property and Materials placed by Lessee in, on or under the Leased Premises.

(d)

Lessee shall not suffer or permit any mechanics’ liens or other liens to be filed against the Leased Premises by reason of any work, labor, services, or materials supplied or claimed to have been supplied to Lessee or to any third party performing

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work or supplying materials in connection with Lessee’s activities on the Leased Premises that is not being contested in good faith by Lessee (a “Prohibited Lien”). If a Prohibited Lien is recorded against the Leased Premises, then upon Lessee obtaining knowledge of such Prohibited Lien, Lessee must promptly notify Lessor in writing of its existence, and must (within ninety (90) days after the date learning of the existence of the Prohibited Lien) cause the Prohibited Lien to be discharged of record by payment, bond, order of a court of competent jurisdiction, or otherwise (and Lessee will not be in default hereunder on account of the filing of a Prohibited Lien against the Leased Premises if Lessee satisfies the requirements of this sentence).

7.	Lessee’s Default.

(a)

With respect to any failure to pay Royalty Payments, Minimum Annual Royalty Payments or other sums of money that is payable by Lessee to Lessor pursuant to this Lease, Lessee shall have thirty (30) days after Lessor provides written notice thereof to cure such default unless the amount in question is the subject of a good faith inquiry or dispute. In the event of such inquiry or dispute, the parties shall have an additional thirty (30) days from the date of such notice to resolve the inquiry or dispute before Lessor may declare Lessee to be in default.

(b)

With respect to non-monetary defaults, Lessee shall have a period of sixty (60) days after Lessor’s notice thereof to cure same. However, if the default cannot reasonably be cured within such period, Lessee shall not be in default if Lessee initiates cure of the default within such sixty (60) day period, pursues the cure with reasonable diligence, and actually cures the default within ninety (90) days or such longer period as may be reasonably necessary so long as Lessee is diligently pursuing a cure.

(c)

It is specifically agreed that this Lease shall not be forfeited, terminated, or cancelled, and that Lessor shall not be entitled to any damages, for failure on the part of Lessee to commence exploration, development or mining operations in, on or under the Leased Premises or to pursue such operations once such operations have been commenced.

8.

Assignment or Sublease. Lessee may not assign any interest in or rights under this Lease without Lessor’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned) other than to a wholly owned subsidiary or to an entity in which Lessee owns a majority interest. However, no assignment shall operate to release Lessee from its obligations to Lessor under this Lease unless Lessor consents to such release, in Lessor’s sole and absolute discretion. Notwithstanding the foregoing, nothing in this Section 8 shall be deemed to prohibit any mortgage or deed of trust lien to be filed upon the Lease as part of any financing undertaken by Lessee and Lessor consents to the assignment of the Lease to any person or entity pursuant to the foreclosure of such mortgage or deed of trust lien whether by public sale or pursuant to court order or agreement in lieu of foreclosure. Lessor shall not be required to subordinate Lessor’s fee interest in the Leased Premises in connection with a mortgage by Lessee.

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9.

Attorneys’ Fees. Should either party hereto institute any action or proceeding to enforce any provision of this Lease, for damages by reason of any alleged breach of any provisions of this Lease, or for any other reason, the prevailing party shall be entitled to receive from the non-prevailing party all fees, costs, and expenses in connection with said action or proceeding including, without limitation, such reasonable fees and expenses of attorneys and accountants including all fees, costs, and expenses of appeals.

10.	This Lease shall be binding against and shall inure to the benefit of the parties hereto and their respective heirs, executors, successors, and assigns.

11.

Lessor’s Warranties and Covenants. Lessor hereby represents and warrants to Lessee that: (i) Lessor is the owner in fee simple of the Leased Premises; (ii) no other persons or entities own any fee interest in the Leased Premises; (iii) to the best of Lessor’s knowledge, the Leased Premises are not in violation of any applicable laws, including laws related to health or the environment; (iv) to the best of Lessor’s knowledge, there are no currently effective leases, licenses, easements, or other encumbrances affecting all or any part of the Leased Premises that are not of record or that have not been otherwise disclosed to Lessee (any matters recorded or disclosed in writing are referred to hereafter as the “Exceptions”). Lessor covenants and agrees that so long as Lessee pays the Royalty Payments and other amounts due hereunder and observes and keeps the covenants, conditions and terms of this Lease, Lessee shall hold, occupy, and enjoy the Leased Premises during the Term without hindrance by Lessor or any persons claiming by, through or under Lessor, except for rights asserted by third parties under the Exceptions, exercise of the power of eminent domain, or exercise of any other rights or powers of any unit of government (including governmental agencies) or other third parties under applicable law.

12.

In the event all or any portion of the Leased Premises are taken for public or quasi-public purposes by condemnation as a result of any action or proceeding in eminent domain, or are transferred in lieu of condemnation to any authority entitled to exercise the power of eminent domain (each a “Taking”), the interests of Lessor and Lessee in the award or consideration for the Taking (the “Award”) and the effect of the Taking on this Lease shall be as follows:

(a)

If the entire Leased Premises are taken or transferred by a Taking (a “Total Taking”), this Lease and all of the rights, title, and interest under this Lease shall cease on the earlier date of condemner taking possession of the Leased Premises or making payment to Lessor and Lessee (the “Taking Date”). Lessor and Lessee agree to cooperate in any Total Taking to maximize the Award, and will divide the proceeds in a manner that reflects just compensation to each for the Taking based on the value of each party’s estate.

(b)

If only a portion of the Leased Premises is taken or transferred by a Taking, this Lease shall terminate on the Taking Date only as to the portion of the Leased Premises taken or transferred by such Taking, but shall continue in full force and effect as to the portion of the Leased Premises not taken or transferred by such Taking, with a proportionate reduction in the Minimum Annual Royalty Payment based upon a percentage of the part taken as compared to the total Leased Premises.

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There will be no abatement in the Royalty Payments due hereunder. Lessor and Lessee agree to cooperate in any partial Taking to maximize the Award, and will divide the proceeds in a manner that reflects just compensation to each for the Taking based on the value of each party’s estate.

(c)

Lessee shall have the right to intervene and participate in any proceeding regarding a Taking to present its claim and obtain compensation for a Taking of its leasehold estate and property located in, on, or under the Leased Premises, and no Award or settlement shall be made in any such proceeding without Lessee’s prior written approval (including approval of both the terms of any Award and, in the case of a partial Taking, the location of the Leased Premises subject to such Taking).

13.	Notice.

(a)

Any notice, demand, or document which either party hereto is required or may desire to give to the other will be in writing and, except as otherwise provided in this Lease, given by messenger, nationally recognized courier, overnight delivery, facsimile or other electronic transmission, or United States certified mail, postage prepaid, return receipt requested, addressed to the recipient at the location shown below, or at any other address as either party hereto may furnish to the other by notice given in accordance with this provision.

If to Sealy Smith:

The Sealy & Smith Foundation

2200 Market Street, Suite 500

Galveston, Texas 77550

Attn: Executive Director

Email: doug@sealy-smith-fdn.org

If to Atlas:

Atlas Sand Company, LLC

5914 West Courtyard Drive, Suite 200

Austin, Texas 78730

Attn: John Turner, CFO

Email: jturner@atlassand.com

(b)

Any notice delivered or made by messenger, facsimile, electronic mail, or United States mail will be deemed to be given on the date of actual delivery as shown by messenger receipt, the sender’s facsimile machine confirmation or other verifiable electronic receipt, or the registry or certification receipt.

(c)

Notwithstanding Section 13(b), if either party hereto receives from the other any message via electronic mail that purports to be a notice under this Lease but that contains information that is syntactically incorrect, garbled, or otherwise unintelligible, the recipient will promptly (and in any event within one business day) notify the sender. If the recipient so notifies the sender, then the notice will not be deemed to be given until it is successfully delivered (including redelivery by electronic mail) pursuant to this Section 13.

Mining Lease Agreement, Page 12

14.

Force Majeure. This Lease shall not be terminated, in whole or in part, and the obligations of both parties hereunder will be suspended in the event Lessee’s operations are delayed, suspended, prevented or prohibited by any force majeure (hereinafter defined) event. An event of “force majeure” shall mean any event of the type listed below which is beyond a party’s reasonable control, including, without limitation, the following: an act of God or of the public enemy; a law, ordinance, or other governmental regulation, ruling, finding, or court order not in effect on the Effective Date; wars, blockades, insurrections and riots; epidemics, strikes, lockouts or industrial disturbances; arrests, and restraints of government and people; sabotage; failure of or lack of availability of carriers or manufacturers to transport or furnish transportation, equipment and other materials necessary for facilities; explosion; fire; civil disturbances; earthquakes; storms; floods; or explosions. Lessee shall have the right to determine and settle any strikes, lockouts or industrial disputes in its sole discretion.

15.

Applicable Law and Venue. This Lease shall be governed by and construed in accordance with the laws of the State of Texas excluding any conflict-of-laws rule or principle that might refer the governance or construction of this Lease to the law of another jurisdiction. Venue for any action arising hereunder shall lie exclusively in Galveston County, Texas.

16.	Exclusivity.

(a)

This Lease is exclusive to Lessee during the Term, for the Leased Premises, for the Permitted Use. However, Lessor reserves the right to continue to use the Leased Premises and to grant to third parties the right to use the Leased Premises during the Term, (i) if such uses do not include the sale, movement, storage, transportation, marketing, treatment, processing, or shipment of the Materials, or otherwise compete with the Permitted Use, and (ii) any such use of the Leased Premises (whether by Lessor or third parties) will be in locations and conducted in a manner that does not unreasonably interfere with Lessee’s mining operations on the Leased Premises. Notwithstanding the foregoing, Lessor may grant to any third party the right to use roads existing on the Leased Premises as of the date of this Lease, unless such third parties are engaged in the business of mining or transporting Materials; provided, however, such restriction shall not prohibit road use by parties engaged in providing services to oil and gas producers that have leased acreage from Lessor. Roads constructed by Lessee shall be for Lessee’s exclusive use unless Lessee (in Lessee’s sole and absolute discretion) agrees otherwise in writing. This exclusivity shall not be interpreted to impede other profitable non-mining activities being carried out on the leased property.

(b)

Subject to any rights of third parties under existing oil and gas leases, future oil and gas leases (which Lessor may enter into in its sole discretion, with no necessity of approval by Lessee, and which may include the right to use of the surface of the Leased Premises for production of oil, gas or other subsurface minerals that are part of the mineral estate in a manner consistent with then-existing Texas law governing

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the accommodation of surface uses by oil and gas lessees, and any other Exceptions existing as of the Effective Date), Lessor shall obtain consent from Lessee prior to conducting any surface operations (including entering into any future surface leases on the Leased Premises, including but not limited to solar, wind, or other surface use leases) that could reasonably be determined to impact Lessee’s mining operations on the Leased Premises. Lessee shall not unreasonably withhold, delay or condition consent to such other leases or surface operations by Lessor, so long as such operations do not violate the exclusive uses described in subsection (a) and will be in locations and conducted in a manner that does not unreasonably interfere with Lessee’s projected ten (10) year mining plan of operations on the Leased Premises.

17.

Reclamation. It is the intent of the parties that the Leased Premises be mined and continually restored in accordance with the standards of a reasonably prudent operator in the same or similar circumstances as long as the mining progresses. Under no circumstances may Lessee allow more than [***] acres per [***] tons of equipment Nameplate Capacity existing on the lease to remain unrestored at any time during the Term without Lessor’s written consent, which may be granted or withheld in Lessor’s sole discretion. “Restoration” includes performance of the following: depositing overburden and other like materials in to the excavated areas, leveling and contouring the excavated areas and re-seeding with native vegetation. Lessee shall not be required to fill the excavated area to the pre-existing contours that existed prior to mining. All such restoration work shall be completed continually as long as the mining process progresses and be completed as required by this Section 17 within twelve (12) months of the termination of this Lease.

18.

Assignment by Lessor. The rights of Lessor may be assigned in whole or in part, and the provisions hereof shall extend to the successors and assigns of Lessor; provided, however, that no change or division in ownership of the Leased Premises or the Royalty Payments payable hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee hereunder, and no such change or division shall be binding upon Lessee for any purpose until ten (10) days after Lessee shall have been furnished at Lessee’s address for notice hereunder, with a copy of a recorded instrument or instruments evidencing same.

19.

Waiver of Liability. Lessor waives all claims against Lessee for damages to the Leased Premises arising out of operations conducted pursuant to the terms of this Lease and in accordance with applicable laws, except for damages caused by Lessee’s operations to (a) Lessor’s fences, gates, cattle guards, water wells, water systems and other improvements, or (b) third parties or to the property of third parties, including Lessor’s other tenants.

20.	Miscellaneous.

(a)

If Lessor or Lessee consists at any time of more than one person or entity, each such person or entity shall be jointly and severally liable for all obligations of Lessor or Lessee hereunder; provided, nothing in this provision shall be interpreted to impose liability on any shareholders, members, or limited partners that own equity in an entity that is a Lessor or Lessee.

Mining Lease Agreement, Page 14

(b)

A determination that any provision of this Lease is unenforceable or invalid shall not affect the enforceability or validity of any other provision and any determination that the application of provision of this Lease to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, then this Lease shall be construed as if not containing the provision held to invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

(c)

Neither this Lease, nor any of the terms hereof, may be waived, discharged, modified, amended, or terminated orally, but only by an instrument in writing signed by the party against whom any such waiver, discharge, modification, amendment or termination is sought. No agreement of any kind relating to the matters covered by this Lease shall be binding upon either party hereto unless and until the same has been made in writing and executed by both parties.

(d)

This Lease is solely for the parties hereto and nothing in this Lease is intended, nor shall be deemed, to confer any rights in, or give rise to any obligation to, or any cause of action by, any person or legal entity other than the parties hereto.

(e)

This Lease may be executed any number of counterparts with the same effect as if all the parties hereto had signed the same document. All such counterparts shall be deemed and original, shall be construed together and shall constitute one instrument.

(f)

This Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof, and there are no representations, inducements, promises, arrangements, undertakings, warranties, covenants or other agreements except as stated or referred to herein. This Lease supersedes all prior contracts or agreements, whether oral or written, with respect to the subject matter hereof

21.

Memorandum of Lease. Lessor and Lessee agree to execute and acknowledge a Memorandum of this Lease and to cause the Memorandum to be filed for record in the county or counties in which the Leased Premises are located.

22.

Confidentiality. Lessor and Lessee shall keep confidential all Confidential Information. As used in this Contract, “Confidential Information” shall mean all information, records, reports, inventions, know-how and data disclosed by one party to the other party, or its respective affiliates or agents, pursuant to this Contract, whether in oral, written, graphic or electronic form and whether in existence as of the Effective Date or developed or acquired in the future, except where such information (i) is public knowledge at the time of disclosure by the disclosing party, (ii) becomes public knowledge through no fault of the receiving party, (iii) was in the possession of the receiving party at the time of

Mining Lease Agreement, Page 15

disclosure by the disclosing party as evidenced by proper business records or (iv) is disclosed to the receiving party by a third party, to the extent such third party’s disclosure was not in violation of any obligation of confidentiality.

23.

Nondisclosure of Contract. Neither party shall disclose any information about this Contract without the prior written consent of the other. Consent shall not be required, however, for (a) disclosures to tax or other governmental authorities, provided, that in connection with such disclosure, each party agrees to use its commercially reasonable efforts to secure confidential treatment of such information, (b) disclosures of information for which consent has previously been obtained, (c) information which has previously been publicly disclosed, (d) disclosures to tax, accounting, legal, and similar ,professional advisors of each party and (e) disclosures to investor and potential investors and lenders and potential lenders, financial advisors and the representatives of Lessee and its affiliates. Each party shall have the further right to disclose the terms of this Contract as required by applicable law.

24.	Rights-of-Way and Right of First Refusal.

(a)

To the extent such rights are not included in this Lease, Lessor hereby grants to Lessee the continuing right and option during the Term (the “ROW Option”) to purchase one or more pipeline and utility easements for use by Lessee in transporting water, natural gas, or other materials and substances associated with Lessee’s operations (whether on or off the Leased Premises), across the Leased Premises and across any lands adjacent to the Leased Premises owned by Lessor or its affiliates (“Adjacent Property”), at locations and of configurations, whether on, above, or below the ground, to be reasonably determined by Lessee, at a price equal to the rates then charged by the University of Texas System for lands owned by the State of Texas Permanent University Fund (and subject to adjustment after any period(s) exceeding the maximum term offered for such easements from time to time by the U.T. System) (each an “Easement”). Lessee may exercise the ROW Option at any time and from time to time during the Term by providing written notice thereof to Lessor (an “Exercise Notice”), specifying the location and configuration of the proposed Easement. Following Lessee’s timely delivery to Lessor of an Exercise Notice, Lessor will review the proposed route and notify Lessee within ten (10) business days after Lessor’s receipt of the Exercise Notice whether Lessor has any objection. Lessor shall not unreasonably withhold, condition or delay approval of a proposed route, but may require modification or conditions if reasonably necessary to protect Lessor’s interests or those of Lessor’s other tenants. Once the proposed route is fixed, Lessor shall execute and deliver to Lessee an easement agreement. If Lessee timely provides Lessor with an Exercise Notice, Lessor shall execute an Easement in a form acceptable to both parties covering the land and in the configuration described in the Exercise Notice. The ROW Option will be coterminous with the Term (but Easements granted pursuant to the terms of this Section 24 will continue until construction of the pipeline or utility for which the Easement is granted has been completed and thereafter until the earlier of (a) the third anniversary of the date on which all use of such pipeline or utility shall have ceased (and not been thereafter resumed)) or (b) the date that is

Mining Lease Agreement, Page 16

thirty (30) days after the termination of this Lease. The ROW Option is of a continuing nature, and will continue to apply to of the Adjacent Property during the Term. The ROW Option runs with the land and will be described in the Memorandum of this Lease that is filed for record in accordance with Section 21.

(b)

Lessor hereby grants Lessee a continuing right of first refusal to lease the premises adjacent to the Leased Premises owned by Lessor under this Lease which are not leased as of the Effective Date or, if leased, which lease has terminated subsequent to the Effective Date but during the Term (the “Unleased Premises”) for the Permitted Use. Prior to entering into any lease with a third party for any Permitted Use on Unleased Premises, Lessor shall offer to lease such Unleased Premises to Lessee on the same terms and conditions as being offered to or by a third party. Once Lessee has been notified by Lessor of the right to lease all or any of the Unleased Premises, including the terms and conditions of such lease, Lessee shall respond to Lessor within thirty (30) days after receiving such notification and inform Lessor whether or not Lessee will exercise its right of first refusal. If Lessee elects to lease the Unleased Premises which are the subject of the right of first refusal notice, such election is irrevocable. If Lessee fails or refuses to respond to the notice from Lessor or if Lessee declines to lease the Unleased Premises, Lessor shall be permitted to lease such Unleased Premises to a third party on the terms and conditions offered to Lessee. This right of first refusal runs with the land and will be described in the Memorandum of this Lease that is filed for record in accordance with Section 21.

25.

Ad Valorem Taxes. Lessee agrees to pay (or to reimburse to Lessor) all ad valorem taxes and assessments (including rollback taxes) levied, assessed, or payable during the Term against the Leased Premises and all of Lessee’s improvements thereto; provided, however, Lessor shall be solely responsible for any ad valorem or similar taxes levied against Lessor’s interest in the Royalty Payment or retained mineral rights (including any oil & gas rights) in the Leased Premises. If Lessor constructs new improvements on the Leased Premises after the Effective Date, Lessor will promptly reimburse to Lessee any taxes paid by Lessee attributable to the value of such improvements. Lessor grants to Lessee the right to protest or otherwise challenge ad valorem tax valuations related to the Leased Premises during the Term, and Lessor shall provide reasonable cooperation to Lessee concerning such protests or challenges. Lessor agrees that Lessee, at its option, may discharge any assessment, tax, mortgage or other lien upon the Leased Premises, either in whole or in part, and in such event Lessee shall be subrogated to such lien with the right to enforce same and to apply Royalty Payments and other payments, if any, payable to Lessor hereunder toward satisfying same.

26.

Found Property. Any gold, silver, or other precious metals (in any form whatsoever), jewelry, valuables, personal property, artifacts or antiquities unearthed or otherwise found or located by Lessee in, on or under the Leased Premises during the Term shall belong exclusively to Lessor. Lessee shall immediately notify Lessor of any such find and shall immediately turn over possession of such property to Lessor upon Lessor’s demand.

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27.

Capital Event. In the event of a Capital Event, the provisions of this Lease which permit Lessee to (a) store, transport, market, treat, process, ship and otherwise deal with Materials derived from sources off of the Leased Premises on the Leased Premises, (b) locate equipment and Materials used for operations not located on the Leased Premises on the Leased Premises and (c) comingle Materials acquired outside of the Leased Premises with Materials mined on the Leased Premises, as provided in Sections 2(a), 2(e), and 2(f) shall terminate such that no Materials derived from sources off the Leased Premises, and no equipment or materials not used or mined on the Leased Premises may be located on or stored on the Leased Premises and no Materials acquired outside of the Leased Premises may be comingled with Materials mined on the Leased Premises while on the Leased Premises without the written approval and consent of Lessor.

IN WITNESS WHEREOF, this Lease has been executed by the parties below to be effective as of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

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LESSOR:

THE SEALY & SMITH FOUNDATION, a Texas corporation

By:	/s/ Douglas Rogers
Name:	Douglas Rogers
Title:	Secretary

LESSEE:

ATLAS SAND COMPANY, LLC, a Delaware limited liability company

By:	/s/ Ben M. Brigham
Name:	Ben M. Brigham
Title:	Manager

EXHIBIT A

LEASED PREMISES

The Leased Premises are located in Ward County, Texas and Winkler County, Texas and include the following Sections of Block A, as depicted on the map below:

5	6	7	8	9	10	11	12	13	14

15

15	16	19	20	21	22	23	24	25	26

27	28	29	30	31	32	33	34	35	36

37	38	39	44	45	46	47	48	49	50

51	52	53	54	55	56	57	68	69	70

Exhibit A to Mining Lease Agreement

EXHIBIT B

ADJACENT PROPERTY

The Unleased Premises and Adjacent Property, located in Ward County, Texas, and Winkler County, Texas, and on which among other rights, Lessee has been granted rights of ingress and egress, consist of the following Sections of Block A, shown on the map below:

64	65	66	67	71	72

73	74	75	76	77	84 (partial)

85	86	87	88	89	90

91	92	93	94	95	96 (partial)

Exhibit B to Mining Lease Agreement